GMAC COMMERCIAL FINANCE LLC
                           1290 Avenue of the Americas
                            New York, New York 10104


                                                                  August 9, 2005


DELTA MILLS, INC.
700 North Woods Drive
Fountain Inn, SC 29644

                            Re: Waiver and Amendments

Gentlemen:

         Reference is made to the Revolving Credit and Security Agreement, dated as of March 31, 2000 (as the same now exists or may hereafter be amended, restated, renewed, replaced, substituted, supplemented, extended, or otherwise modified, the "Credit Agreement"), by and between DELTA MILLS, INC. ("Borrower") and GMAC COMMERCIAL FINANCE LLC, as successor by merger with GMAC COMMERCIAL CREDIT LLC, as a lender and as agent for the lenders party to the Credit Agreement from time to time (in such capacity, "Agent").

         Borrower hereby acknowledges, confirms and agrees that Borrower has failed to comply with Section 6.9 of the Credit Agreement ( EBITDA) for the four quarter period ended as of the last day of Borrower's Fourth Quarter Fiscal Year 2005 and as a result of such noncompliance, an Event of Default had occurred and is continuing under Section 10.5 of the Credit Agreement (the "Existing Default")

         Borrower has requested that Agent and Lenders agree to waive the Existing Default and make certain amendments to the Credit Agreement as hereinafter provided. Agent and Lenders have agreed to accommodate Borrower's request subject to the terms and conditions set forth herein, all as more particularly set forth below.

         In consideration of the foregoing, and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used in this Letter re: Waiver and Amendments (this "Agreement") and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.


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         2. WAIVER.

                  A. MINIMUM EBITDA. Agent and Lenders hereby waive the Event of Default occurring under Section 10.5 of the Credit Agreement arising solely from Borrower's failure to comply with the provisions of Section 6.9 of the Credit Agreement as of the last day of Borrower's Fourth Quarter of Fiscal Year 2005, subject to the terms and conditions set forth herein and provided that no other Default or Event of Default exists or is continuing.

                  B. RESERVATION OF RIGHTS. Agent and Lenders hereby reserve all rights and remedies granted to Agent and Lenders under the Credit Agreement, the Other Documents, applicable law or otherwise and nothing contained herein shall be construed to limit, impair or otherwise affect the right of Agent to declare a Default or an Event of Default with respect to any non-compliance with the Credit Agreement or the Other Documents of which Agent does not have knowledge as of the date hereof and any future non-compliance with any covenant, term or provision of the Credit Agreement, the Other Documents or any other document now or hereafter executed and delivered in connection therewith. Without limiting the foregoing, nothing herein contained shall, or shall be deemed to, waive any Default or Event of Default that Borrower has failed to disclose to Agent as of the date hereof.

         3. WAIVER FEE. In consideration of the waiver agreed to by Agent hereunder, Borrower shall pay to Agent a waiver fee in the amount of $10,000 (the "Waiver Fee"). The Waiver Fee shall be fully earned and due on the date hereof, and shall not be subject to refund, rebate or proration for any reason whatsoever. Agent shall charge the Waiver Fee to Client's account as of the date hereof.

         4. APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS. The definition of "Applicable Margin for Eurodollar Rate Loans" set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                      "Applicable Margin for Eurodollar Rate Loans" shall mean four percent (4%)."

         5. SUPPLEMENTAL AMOUNT. Section 1.2 of the Credit Agreement is hereby amended by the addition thereto of the following term:

              "Supplemental Amount" means (i) $3,000,000 through and until February 28, 2006, and (ii) $0 thereafter.

         6. TOTAL REVOLVING ADVANCES. The first two sentences of Section 2.1(a) of the Credit Agreement are hereby amended to read in their entirety as follows:

               "2.1 (a) Total Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, shall make Revolving Advances to Borrower in aggregate amounts outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan Amount, less the aggregate undrawn amount of outstanding Letters of Credit, and (y) an amount equal to the sum of:


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                     (i) ninety percent (90%) ("Receivables Advance Rate") of
               Eligible Receivables; plus

                     (ii) fifty percent ("Inventory Advance Rate", and, together with the Receivables Advance Rate, the "Advance Rates") of the value of Eligible Inventory, it being acknowledged by Borrower that Agent may, in its sole and absolute discretion, establish from time to time limits on the maximum amount of Revolving Advances made in respect of Eligible Inventory; plus

                     (iii) the Supplemental Amount; minus

                     (iv) the aggregate undrawn amount of outstanding Letters of
               Credit; minus

                     (v) Reserves.

                   The amount derived from the sum of 2.1(a)(y)(i), plus
               2.1(a)(y)(ii), plus 2.1(a)(y)(iii), minus 2.1(a)(y) (iv) and minus 2.1(a)(y)(v) at any time and from time to time shall be referred to herein as the "Formula Amount"."


         7. ACCOMMODATION FEE. The Credit Agreement is hereby amended by the addition of the following as paragraph (b) of Section 3.3 thereof and the amendment of the title of Section 3.3 to read "Commitment Fee; Accommodation Fee":

         "(b) Borrower shall pay Agent, for the ratable benefit of the Lenders, a fee of Thirty Thousand Dollars ($30,000) for each calendar month (or portion thereof) during the Term (but not in excess of $30,000 for any calendar month) in which the outstanding Revolving Advances exceed, on any three or more days during such month, the following: the sum of
         Section 2.1(a)(y)(i), plus Section 2.1(a)(y)(ii), minus Section 2.1(a)(y)(iv) and minus Section 2.1(a)(y)(v). Agent shall charge such fee to Borrower's account on the first day of each calendar month for the preceding month, if applicable."

         8. EBITDA COVENANT. Section 6.9 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                           "6.9 EBITDA. Maintain, as of the last day of each fiscal quarter of Borrower in Fiscal Year 2006, EBITDA (calculated quarterly on a trailing 12-month basis) of not less than the following:

                         Fiscal Quarter 1: ($3,100,000)
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                                   Fiscal Quarter 2: ($1,000,000)

                                   Fiscal Quarter 3: $900,000

                                   Fiscal Quarter 4: $2,400,000.

         The failure of Agent and Borrower to execute a written amendment hereto establishing an EBITDA covenant for the period subsequent to Borrower's 2006 Fiscal Year shall constitute an Event of Default hereunder."

          9. VARIANCES FROM OPERATING BUDGET. Section 9.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

         "9.13 Variances from Operating Budget. Furnish Agent and each of the Lenders, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, respectively, a written report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances."

         10. TERMINATION OF DEFERRED COMPENSATION PLAN. Borrower has requested that Agent and Lender consent to the termination of, and payout of all accounts under, the deferred compensation plan of Borrower and Guarantor (the "Deferred Compensation Plan"). Borrower represents to Agent and the Lenders that the balances allocable to the employees of Borrower under the Deferred Compensation Plan as of July 2, 2005 were as set forth on the list of "Delta Woodside Deferred Compensation Balances as of 7/2/05" submitted by Borrower to Agent. Subject to the representation of Borrower in the preceding sentence being materially correct, Agent, in its capacity both as Agent and as Lender, consents to the termination and payout, by Borrower and Guarantor, of all accounts under the Deferred Compensation Plan.

         11. NO OTHER MODIFICATIONS. Except as specifically set forth herein, no other changes or modifications to the Credit Agreement or the Other Documents are intended or implied, and, in all other respects, the Credit Agreement and the Other Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver by Agent or Lenders of any other provision of the Credit Agreement or the Other Documents nor shall anything contained herein be construed as a consent by Agent or Lenders to any transaction other than that specifically consented to herein.

         12.      ACKNOWLEDGEMENTS.

         (a) Borrower hereby acknowledges, confirms and agrees that all Obligations of Borrower in respect of Revolving Advances, Letters of Credit, accrued and unpaid interest, and costs, fees, expenses and other sums and charges incurred by Agent and the Lenders that are due and owing to Agent and the Lenders under the Credit Agreement and the Other Documents (including attorneys' fees and expenses) are owed by Borrower to Agent and the Lenders without offset, defense or counterclaim of any kind, nature or description whatsoever.

           (b) Borrower hereby acknowledges, confirms and agrees that the covenants, agreements and obligations of Borrower contained in or incurred under the Credit Agreement and the Other Documents constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with the terms and conditions of the Credit Agreement and Other Documents, and Borrower has no valid offset, defense or counterclaim to the enforcement of such covenants, agreements and obligations.

           (c) Borrower hereby ratifies and confirms its respective grant to Agent, on behalf of the Lenders, of the first priority perfected liens upon, and security interests in, its properties and assets located in the United States of America heretofore mortgaged, pledged, granted or assigned to Agent on behalf of the Lenders under the Credit Agreement and the Other Documents (to the extent not heretofore released by Agent and Lenders in writing), and acknowledges and confirms that such first priority perfected liens and security interests secure,

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and shall continue to secure, the Obligations of Borrower to Agent and the
Lenders under the Credit Agreement and the Other Documents, subject only to Permitted Encumbrances.

         13. NO EVENT OF DEFAULT. Borrower represents and warrants to Agent that, except as provided herein with respect to the violation of the EBITDA covenant set forth in Section 6.9 of the Credit Agreement, no Default or Event of Default has occurred and is continuing.

         14. RELEASES.

               AS MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS AGREEMENT BY AGENT AND LENDERS (THE "RELEASED PARTIES") AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, EFFECTIVE AS OF THE DATE HEREOF, BORROWER FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE DIRECTORS, OFFICERS, ADMINISTRATIVE AGENTS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASORS") HEREBY WAIVES, RELEASES, REMISES, ACQUITS AND DISCHARGES THE RELEASED PARTIES AND ALL OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, ADMINISTRATIVE AGENTS, EMPLOYEES, REPRESENTATIVES, SHAREHOLDERS, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, ADVISORS, SUCCESSORS, AND ASSIGNS (THE RELEASED PARTIES TOGETHER WITH THE FOREGOING COLLECTIVELY, THE "RELEASEES") OF AND FROM ANY AND ALL CONTROVERSIES, DAMAGES, COSTS, LOSSES, CAUSES OF ACTION, SUITS, JUDGMENTS, CLAIMS, RECOUPMENTS, COUNTERCLAIMS OR DEMANDS, OF EVERY TYPE, KIND, NATURE, DESCRIPTION OR CHARACTER, WHETHER NOW EXISTING OR THAT COULD, MIGHT, OR MAY BE CLAIMED TO EXIST, OF

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WHATEVER KIND OR NAME, WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR UNLIQUIDATED,
FIXED OR CONTINGENT, FORESEEABLE OR UNFORESEEABLE, EACH AS THOUGH FULLY SET FORTH HEREIN AT LENGTH.

         15. NO THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Agreement.

         16. CONDITION TO EFFECTIVENESS. The terms and provisions of this Agreement shall not be effective until this Agreement has been duly authorized, executed and delivered by Borrower and Agent.

         17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Agreement may be executed and delivered via telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

         18. GOVERNING LAW. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

         19. MERGER. This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Agreement cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.


                                Very truly yours,

                                GMAC COMMERCIAL FINANCE LLC, as Agent and Lender

                                By:   /s/ John Manini
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                                Title:
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ACKNOWLEDGED AND AGREED:

DELTA MILLS, INC.

By: /s/ William F. Garrett
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Title:  CEO
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